Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Delivers Strong Third Quarter Results

•                  3Q11 consolidated net sales of $836.6 million, up 13%

•                  Growth in same store sales of 5.9% compared to 4.6% in 3Q10

•                  3Q11 GAAP net earnings of $69.1 million; up 68%; GAAP diluted earnings per share of $0.37

•                  3Q11 adjusted net earnings of $55.8 million; up 36%; adjusted earnings per share of $0.30

•                  Adjusted EBITDA of $132.7 million, growth of 23%

DENTON, Texas, August 4, 2011 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced strong financial results for its fiscal 2011 third quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“We are extremely pleased with our strong financial results in the third quarter,” stated Gary Winterhalter, President and Chief Executive Officer. “Both Sally Beauty and BSG had a great quarter with sales growth of 11% and 16%, respectively.  Consolidated same store sales grew 5.9% and gross profit margin expanded 50 basis points.  Adjusted EBITDA grew 23% to reach $133 million.  During the quarter, we reduced our debt balance by $61 million bringing our long-term debt reduction for the fiscal year to $77 million.”

FISCAL 2011 THIRD QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2011 third quarter, consolidated net sales were $836.6 million, an increase of 12.6% from the fiscal 2010 third quarter.  This sales increase is attributed to same store sales growth, acquisitions and the addition of new stores.  The favorable impact from changes in foreign currency exchange rates in the fiscal 2011 third quarter was $12.8 million or 1.7% of sales on a consolidated basis.  Consolidated same store sales growth in the fiscal 2011 third quarter was 5.9%.

Gross Profit:  Consolidated gross profit for the fiscal 2011 third quarter was $410.5 million, an increase of 13.8% over the fiscal 2010 third quarter.  Gross profit as a percentage of sales was 49.1%, a 50 basis point improvement from the fiscal 2010 third quarter.

Selling, General and Administrative Expenses:  For the fiscal 2011 third quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $259.0 million or 31.0% of sales, a 340 basis point improvement from the fiscal 2010 third quarter metrics of 34.4% of sales and total SG&A expenses of $255.6 million.  Fiscal 2011 third quarter consolidated SG&A expenses include a $21.3 million credit from a litigation settlement, net of non-recurring expenses; $19.0 million of the credit, net of non-recurring expenses, is reflected in the BSG segment and $2.3 million of the credit is reflected in unallocated corporate expenses.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense: Interest expense for the fiscal 2011 third quarter was $27.7 million, down $0.5 million from the fiscal 2010 third quarter of $28.3 million.

Provision for Income Taxes:  Income taxes were $39.4 million for the fiscal 2011 third quarter versus $23.2 million in the fiscal 2010 third quarter.  The Company’s effective tax rate in the fiscal 2011 third quarter was 36.3% versus 36.1% in the fiscal 2010 third quarter.  For fiscal year 2011, the Company’s effective tax rate is expected to be in the range of 36.0% to 37.0%.

Net Earnings and Diluted Net Earnings Per Share (EPS)(1): For the fiscal 2011 third quarter, adjusted net earnings (a non-GAAP measure) increased by 35.6% to $55.8 million, or $0.30 earnings per diluted share after adjusting for a credit of $13.4 million, after-tax, from a litigation settlement, net of non-recurring expenses.  On a GAAP basis, net earnings for the fiscal 2011 third quarter grew 68.2% to $69.1 million, or $0.37 per diluted share, compared to $41.1 million, or $0.22 per diluted share, for the fiscal 2010 third quarter.

Adjusted (Non-GAAP) EBITDA(1): Adjusted EBITDA for the fiscal 2011 third quarter was $132.7 million, an increase of 23.1% from $107.8 million for the fiscal 2010 third quarter.

(1)A detailed table reconciling 2011 and 2010 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of June 30, 2011, were $52.7 million.  The Company’s asset-based loan (ABL) revolving credit facility began and ended the fiscal 2011 third quarter with a zero balance.  In the fiscal 2011 third quarter, the Company reduced long-term debt by $60.7 million.  Borrowing capacity on the ABL facility was approximately $373.6 million at the end of the fiscal 2011 third quarter.  The Company’s debt, excluding capital leases, totaled $1.5 billion as of June 30, 2011.

For the first nine months of fiscal year 2011, the Company’s capital expenditures totaled $43.1 million. Capital expenditures for the fiscal year 2011 are projected to be approximately $55 million, excluding acquisitions.

Working capital (current assets less current liabilities) increased $42.1 million to $429.3 million at June 30, 2011 compared to $387.1 million at September 30, 2010.  Inventory as of June 30, 2011 was $665.0 million, an increase of $78.4 million or growth of 13.4% from June 30, 2010 inventory.  This increase is primarily due to sales growth from existing stores, and additional inventory from new store openings and acquisitions.

Business Segment Results:

Sally Beauty Supply

Fiscal 2011 Third Quarter Results for Sally Beauty Supply

•                  Sales of $517.2 million, up 10.6% from $467.4 million in the fiscal 2010 third quarter.  The positive impact of favorable foreign currency exchange on net sales was $10.3 million, or 2.2% of sales.

•                  Same store sales growth of 6.1% versus 3.6% in the fiscal 2010 third quarter.

•                  Gross margin of 54.4%, a 100 basis point improvement from 53.4% in the fiscal 2010 third quarter.

•                  Segment earnings of $103.3 million, up 21.3% from $85.1 million in the fiscal 2010 third quarter.

•                  Segment operating margins increased 180 basis points to 20.0% of sales from 18.2% in the fiscal 2010 third quarter.

•                  Net store base increased by 150 or 5.0% over the fiscal 2010 third quarter for total store count of 3,123.  This increase is principally from organic store growth.

Sales growth in the fiscal 2011 third quarter was driven by same store sales, new store openings and favorable foreign currency exchange.  Gross profit margin expansion of 100 basis points resulted from a shift in product and customer mix and low-cost sourcing initiatives.  Segment operating earnings and margin were positively impacted by improvement in gross profit and SG&A leverage in the North American and International businesses.

Beauty Systems Group

Fiscal 2011 Third Quarter Results for Beauty Systems Group

•                  Sales of $319.4 million, up 15.9% from $275.5 million in the fiscal 2010 third quarter.  The positive impact of favorable foreign currency exchange rates on net sales was $2.5 million, or 0.9% of sales.  Growth from acquisition-related revenue was 9.6%.

•                  Same store sales growth of 5.3% versus 7.4% in the fiscal 2010 third quarter.

•                  Gross margin of 40.4% was flat from the fiscal 2010 third quarter.

•                  Segment earnings of $56.7 million, up 88.4% from $30.1 million in the fiscal 2010 third quarter.  Segment earnings includes a credit of $19.0 million from a litigation settlement, net of non-recurring expenses.

•                  Segment operating margins increased by 690 basis points to 17.8% of sales from 10.9% in the fiscal 2010 third quarter.  Segment operating margin was positively impacted by a credit of $19.0 million from a litigation settlement, net of non-recurring expenses.

•                  Net store base increased by 126 stores or 12.4% over the fiscal 2010 third quarter.  Total store count for the fiscal 2011 third quarter was 1,139, including 157 franchised locations.

•                  Total BSG distributor sales consultants at the end of the fiscal 2011 third quarter were 1,127 versus 1,055 at the end of the fiscal 2010 third quarter.

Sales growth for the Beauty Systems Group was primarily driven by growth in same store sales, acquisitions and new store openings.  Segment operating earnings growth and margin improvement were primarily driven by SG&A leverage and synergies realized from prior acquisitions.  In addition, a credit of $19.0 million from a litigation settlement, net of non-recurring expenses, contributed to operating earnings and margin improvement.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-230-1074 (International:  612-332-0107).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) August 4, 2011 through August 11, 2011 at 11:59 p.m. (Central) by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 211187.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 4,000 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our franchise business; the success of our Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of a continued downturn in the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; our reliance upon Alberto-Culver for the accuracy of certain historical services and information; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the fiscal year ended September 30, 2010, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2011	2010	% CHG	2011	2010	% CHG

Net sales	$836,576	$742,975	12.6%	$2,431,945	$2,168,293	12.2%
Cost of products sold and distribution expenses	426,045	382,116	11.5%	1,250,208	1,129,936	10.6%
Gross profit	410,531	360,859	13.8%	1,181,737	1,038,357	13.8%
Selling, general and administrative expenses (1)	259,007	255,588	1.3%	803,296	753,856	6.6%
Depreciation and amortization	15,273	12,667	20.6%	44,161	36,986	19.4%
Operating earnings	136,251	92,604	47.1%	334,280	247,515	35.1%
Interest expense (2)	27,741	28,255	-1.8%	85,058	85,149	-0.1%
Earnings before provision for income taxes	108,510	64,349	68.6%	249,222	162,366	53.5%
Provision for income taxes	39,367	23,233	69.4%	89,852	60,564	48.4%
Net earnings	$69,143	$41,116	68.2%	$159,370	$101,802	56.5%

Net earnings per share:
Basic	$0.38	$0.23	65.2%	$0.87	$0.56	55.4%
Diluted	$0.37	$0.22	68.2%	$0.85	$0.55	54.5%

Weighted average shares:
Basic	183,164	181,991		182,817	181,940
Diluted	188,592	184,375		187,783	183,963

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	54.4%	53.4%	100	54.0%	53.0%	100
BSG Segment Gross Profit Margin	40.4%	40.4%	0	40.0%	39.3%	70
Consolidated Gross Profit Margin	49.1%	48.6%	50	48.6%	47.9%	70
Selling, general and administrative expenses	31.0%	34.4%	(340)	33.0%	34.8%	(180)
Consolidated Operating Profit Margin	16.3%	12.5%	380	13.7%	11.4%	230
Net Earnings Margin	8.3%	5.5%	280	6.6%	4.7%	190

Effective Tax Rate	36.3%	36.1%	20	36.1%	37.3%	(120)

(1)         Selling, general and administrative expenses include share-based compensation of $2.5 million for each of the three months ended June 30, 2011 and 2010; and $12.7 million and $9.9 million for the nine months ended June 30, 2011 and 2010, respectively.

(2)         Interest expense, net of interest income of $0.2 million and $0.1 million for the nine months ended June 30, 2011 and 2010, respectively, includes non-cash income of $2.4 million of marked-to-market adjustments for certain interest rate swaps for the nine months ended June 30, 2010. Those interest rate swaps were subject to a marked-to-market adjustments until their expiration in November 2009.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2011	2010	% CHG	2011	2010	% CHG
Net sales:
Sally Beauty Supply	$517,189	$467,428	10.6%	$1,489,040	$1,359,377	9.5%
Beauty Systems Group	319,387	275,547	15.9%	942,905	808,916	16.6%
Total net sales	$836,576	$742,975	12.6%	$2,431,945	$2,168,293	12.2%

Operating earnings:
Sally Beauty Supply	$103,251	$85,116	21.3%	$280,748	$235,743	19.1%
Beauty Systems Group(1)	56,694	30,086	88.4%	125,363	81,709	53.4%
Segment operating earnings	$159,945	$115,202	38.8%	$406,111	$317,452	27.9%

Unallocated corporate expenses (1)(2)	(21,232)	(20,058)	5.9%	(59,094)	(60,026)	-1.6%
Share-based compensation	(2,462)	(2,540)	-3.1%	(12,737)	(9,911)	28.5%
Interest expense	(27,741)	(28,255)	-1.8%	(85,058)	(85,149)	-0.1%
Earnings before provision for income taxes	$108,510	$64,349	68.6%	$249,222	$162,366	53.5%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	20.0%	18.2%	180	18.9%	17.3%	160
Beauty Systems Group	17.8%	10.9%	690	13.3%	10.1%	320
Consolidated operating profit margin	16.3%	12.5%	380	13.7%	11.4%	230

(1)         For the three and nine months ended June 30, 2011, consolidated operating earnings reflect a net favorable impact of $21.3 million; including a $27.0 million benefit from a litigation settlement and non-recurring charges of $5.7 million. This net benefit of $21.3 million is reflected in the BSG segment and in unallocated corporate expenses in the amount of $19.0 millon and $2.3 million, respectively.

(2)         Unallocated expenses consist of corporate and shared costs.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2011	2010	% CHG	2011	2010	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$69,143	$41,116	68.2%	$159,370	$101,802	56.5%
Add:
Depreciation and amortization	15,273	12,667	20.6%	44,161	36,986	19.4%
Share-based compensation (1)	2,462	2,540	-3.1%	12,737	9,911	28.5%
Interest expense (2)	27,741	28,255	-1.8%	85,058	85,149	-0.1%
Litigation settlement (3)	(27,000)	—	N/A	(27,000)	—	N/A
Non-recurring items (3)	5,749	—	N/A	5,749	—	N/A
Provision for income taxes	39,367	23,233	69.4%	89,852	60,564	48.4%
Adjusted EBITDA (Non-GAAP)	$132,735	$107,811	23.1%	$369,927	$294,412	25.6%

Net earnings (per GAAP)	$69,143	$41,116		$159,370	$101,802
Add (Less):
Marked-to-market adjustment for certain interest rate swaps (2)	—	—		—	(2,356)
Litigation settlement and non-recurring items, net (3)	(21,251)	—		(21,251)	—
Tax provisions for the adjustments to net earnings (4)	7,863	—		7,863	895
Adjusted net earnings, excluding the interest rate swaps (Non-GAAP)	$55,755	$41,116	35.6%	$145,982	$100,341	45.5%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.30	$0.23	30.4%	$0.80	$0.55	45.5%
Diluted	$0.30	$0.22	36.4%	$0.78	$0.55	41.8%

Weighted average shares:
Basic	183,164	181,991		182,817	181,940
Diluted	188,592	184,375		187,783	183,963

(1)         Share-based compensation for the nine months ended June 30, 2011 and 2010 includes $5.0 million and $2.5 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)         Interest expense includes non-cash income of $2.4 million of marked-to-market adjustments for certain interest rate swaps for the nine months ended June 30, 2010. Those interest rate swaps were subject to a marked-to-market adjustments until their expiration in November 2009.

(3)         Results for the three and nine month ended June 30, 2011, reflect a $27.0 million benefit of a litigation settlement and non-recurring charges of $5.7 million. The net favorable impact of these items is $21.3 million.

(4)         The tax provisions for the interest rate swap marked-to-market adjustment and the litigation settlement were calculated using an estimated effective tax rate of 37.0% and 38.0% in the periods ended June 30, 2011 and 2010, respectively.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of June 30,
	2011	2010	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,095	2,947	148
Franchise stores	28	26	2
Total Sally Beauty Supply	3,123	2,973	150
Beauty Systems Group:
Company-operated stores (1)	982	855	127
Franchise stores	157	158	(1)
Total Beauty System Group	1,139	1,013	126
Total	4,262	3,986	276

BSG distributor sales consultants (end of period) (2)	1,127	1,055	72

	2011	2010	Basis Pt Chg
Third quarter company-operated same store sales growth (3)
Sally Beauty Supply	6.1%	3.6%	250
Beauty Systems Group	5.3%	7.4%	(210)
Consolidated	5.9%	4.6%	130

			Basis Pt Chg
Nine months ended June 30 company-operated same store sales growth (3)
Sally Beauty Supply	6.2%	3.9%	230
Beauty Systems Group	6.2%	5.9%	30
Consolidated	6.2%	4.4%	180

(1)         BSG company-operated stores, at June 30, 2011, include 82 stores resulting from the October 1, 2010 acquisition of Aerial Company, Inc.

(2)         Includes 406 and 392 distributor sales consultants as reported by our franchisees at June 30, 2011 and 2010, respectively. Our current period distributor sales consultants include approximately 70 distributor sales consultants related to the October 1, 2010 acquisition of Aerial Company, Inc.

(3)         Same stores are defined as company-operated stores that have been open for at least 14 months as of the last day of a month. Our same store sales calculation includes internet-based sales for the periods presented and store expansions, but does not generally include sales of stores relocated.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	June 30, 2011	September 30, 2010
Financial condition information (at period end):
Working capital	$429,261	$387,123
Cash and cash equivalents	52,717	59,494
Property and equipment, net	182,900	168,119
Total assets	1,725,463	1,589,412
Total debt, including capital leases	1,484,596	1,562,636
Total stockholders’ (deficit) equity	$(261,089)	$(461,272)

	As of
	June 30, 2011	Interest Rates
Debt position excluding capital leases (at period end):
Revolving ABL Facility	$—	(i) Prime + 1.25-1.75% or (ii) LIBOR + 2.25-2.75%
Senior Term Loan B (1)	766,856	(i) Prime + 1.25-1.50% or (ii) LIBOR + 2.25-2.50%
Other (2)	5,541	4.05% to 7.00%
Senior Notes	430,000	9.25%
Senior Subordinated Notes	275,000	10.50%
Total debt	$1,477,397

Debt maturities excluding capital leases (3)
FY2011	$1,299
FY2012	3,518
FY2013	9,479
FY2014	757,981
FY2015	430,120
Thereafter	275,000
Total debt	$1,477,397

(1)        The interest rates on $300.0 million of this loan are fixed by interest rate swaps which expire in May 2012.

(2)        Represents pre-acquisition debt of Pro-Duo NV and Sinelco Group BVBA.

(3)        Amounts shown for specific years do not reflect payments that might be required after fiscal year 2011 as a result of the excess cash-flows test of the senior term loan facility.